EXHIBIT 10.02
AGREEMENT
     This Agreement is entered into between Matrixx Initiatives, Inc., a Delaware corporation (“Company”), and William J. Hemelt (“Executive”), as of the 18th day of October, 2006.
     WHEREAS, Executive is the Executive Vice President, Chief Financial Officer and Treasurer of the Company;
     WHEREAS, the Company has procured a Whole Life Adjustable Policy No. 16-815-283, dated May 22, 2004, on the life of Executive from The Northwestern Mutual Life Insurance Company (the “Policy”);
     WHEREAS, the Company owns the Policy and pays the premiums on the Policy but a portion of the death benefit under the Policy is payable to Executive;
     WHEREAS, the Company and Executive desire to specify the terms and conditions under which the Policy may be transferred to Executive.
     Now, therefore, Company and Executive hereby agree as follows:
1. Transfer of Policy: In the event that any of the following occur:
     (a) The Company or Executive shall terminate Executive’s employment with the Company for any reason after March 31, 2007; or
     (b) Executive’s employment with the Company shall terminate on account of Total Disability; or
     (c) The Company shall terminate Executive’s employment without Cause on or prior to March 31, 2007; or
     (d) Executive shall terminate his employment with Good Reason on or prior to March 31, 2007;
     THEN the Company shall convey, transfer and assign the Policy to Executive within the 30-day period following Executive’s termination of employment. Notwithstanding the foregoing, if (i) Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)), and (ii) the definition of Good Reason below does not qualify as an “involuntary” separation from service pursuant to guidance issued under Code Section 409A (or the Company determines that no other exceptions to Code Section 409A applies), the conveyance, transfer and assignment of the Policy to Executive shall occur on the first day of the seventh month following his termination of employment. During any such six month period, the Company shall cause the Executive’s designated beneficiary to be the sole beneficiary for purposes of the death benefit under the Policy and, in the event that the Company is paid any portion of the death benefit under the Policy upon the death of Executive during any such six month period, the Company shall promptly pay over such death benefit to Executive’s designated beneficiary. Company will be responsible for paying any insurance premiums that become due and payable during this six-month period. After the conveyance, transfer and assignment of the Policy to Executive, Executive will own the Policy and the cash value and death benefit thereunder and will be responsible for payment of any further premiums due on the Policy.
     In addition to the above, the Company shall also pay to Executive an amount equal to the “total presumed federal and state taxes” that could be imposed on Executive with respect to the income tax payable upon the transfer and assignment of the Policy. For purposes of the preceding sentence, the “total presumed federal and state taxes” that could be imposed on Executive shall be conclusively calculated by the Company using a combined tax rate equal to the sum of the maximum marginal federal and state income tax rates and the hospital insurance (or “HI”) portion of FICA. No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose. Executive shall be responsible for paying the actual taxes. Such payment will be paid to Executive within five (5) business days following the transfer of the Policy to Executive.
2. Definitions: For purposes of this Agreement, the following terms will have the following meanings:
          “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
          “Cause” will mean the occurrence of any of the following:
          (a) Executive’s gross and willful misconduct which results in material injury to the Company;
          (b) Executive’s engaging in fraudulent conduct with respect to the Company’s or any of its Affiliates’ business or in conduct of a criminal nature that may have an adverse impact on the Company’s or any of its Affiliates’ standing and reputation;
          (c) The material failure or refusal by Executive to perform the duties required of Executive pursuant to his employment with the Company, which inappropriate failure or refusal shall not be cured within thirty (30) days following receipt by Executive of written notice from the Board of Directors of the Company specifying the factors or events constituting such failure or refusal;
          (d) Executive’s use of drugs and/or alcohol in violation of then current Company policy; or
          (e) Executive’s material failure to devote substantially all of Executive’s business time, attention, skill, and efforts to the faithful performance of Executive’s duties to the Company, which shall not be cured within thirty (30) days after written notice thereof to Executive from the Board.

          “Good Reason” will mean the occurrence of any of the following:
          (a) Executive’s compensation is reduced by the Company; or
          (b) Executive’s function, duties and/or responsibilities are significantly reduced so as to cause his position with the Company to become of materially less dignity, responsibility and/or importance than those associated with his functions, duties and/or responsibilities as of the date of this Agreement; or
          (c) In either event more than once during the term of his employment with the Company, Executive is required by the Company permanently to relocate his residence or the Company’s principal business office is relocated more than 60 miles away from its then current location.
          “Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, governmental authority, or other entity.
          “Total Disability” will mean Executive’s failure substantially to perform Executive’s duties to the Company on a full-time basis for a period exceeding ninety (90) consecutive days or for periods aggregating more than one hundred eighty (180) days during any twelve-month period as a result of incapacity due to physical or mental illness. If there is a dispute as to whether Executive is or was physically or mentally unable to perform his duties, such dispute will be submitted for resolution to a licensed physician agreed upon by the Company and Executive, or if an agreement cannot be promptly reached, the Company and Executive will promptly select a physician, and if these physicians cannot agree, the physicians will promptly select a third physician whose decision will be binding on all parties. If such a dispute arises, Executive will submit to such examinations and will provide such information as such physician(s) may request, and the determination of the physician(s) as to Executive’s physical or mental condition will be binding and conclusive. Notwithstanding the foregoing, if Executive participates in any group disability plan provided by the Company which offers long-term disability benefits, “Total Disability” will mean total disability as defined therein.

          IN WITHNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MATRIXX INITIATIVES, INC.

By: Carl J. Johnson
Its: Chief Executive Officer

EXECUTIVE

William J. Hemelt

4